                                                                    EXHIBIT 11.1

                        Computation of Earnings Per Share
                        January 31, 1998, 1997, and 1996

             (dollar amounts in thousands, expect per share amounts)
                    See Notes 3 and 5 to Financial Statements




                                                                     1998           1997         1996
                                                                  ----------     ----------  --------------
Income from continuing operations ...........................    $     9,580   $      5,601   $      2,919


Loss from discontinued operations ...........................           --             --           (1,065)
                                                                  ----------     ----------      ---------
Net income ..................................................    $     9,580    $     5,601    $     1,854
                                                                  ----------     ----------      ---------
                                                                  ----------     ----------      ---------
Weighted average number of common shares
  outstanding - Basic .......................................     15,892,943     13,718,912      4,745,952

Dilutive securities:

  Preferred shares converted to common stock ................           --             --        5,267,092

  Employee stock options ....................................      1,197,052        998,199        697,146
  Non employee stock options ................................         98,869        201,507         27,356
  Subscription note receivable ..............................           --           99,226           --
  Repurchase Transaction securities .........................           --             --          655,878

Weighted average number of common shares
  outstanding - Diluted .....................................     17,188,864     15,017,844     11,393,424
                                                                  ----------     ----------      ---------
                                                                  ----------     ----------      ---------

 Earnings per share:
   Basic ....................................................    $      0.60    $      0.41             (1)
                                                                  ----------     ----------      ---------
                                                                  ----------     ----------      ---------
   Diluted:

     Continuing operations ..................................    $      0.56    $      0.37    $      0.25
     Discontinued operations ................................           --             --            (0.09)
                                                                  ----------     ----------      ---------
     Net income .............................................    $      0.56    $      0.37    $      0.16
                                                                  ----------     ----------      ---------
                                                                  ----------     ----------      ---------


Share and per share amounts restated to reflect the January 1998 two for one stock split and the April 1997 three for two stock split.

(1) Basic earnings per share is not presented for years prior to fiscal 1997 as such amounts do not present a meaningful comparison to fiscal 1998 and 1997 amounts due to the differing capital structures as a result of the 1997 and 1996 public offerings (refer to Item 8 "Financial Statements and Supplementary Data" -- Note 4).